TOP SHIPS, INC.
AMENDED AND RESTATED
2005 STOCK INCENTIVE PLAN

ARTICLE I
General

1.1	Purpose

The TOP Ships Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”) is designed to provide certain key persons, whose initiative and efforts are deemed to be important to the successful conduct of the business of TOP Ships Inc. (the “Company”), with incentives to: (a) enter into and remain in the service of the Company or its Affiliates (as defined below), (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance, and (d) enhance the long-term performance of the Company.  The name of the Plan and the definition of the term “Company” as used herein have amended to reflect the change in name of the Company from TOP Tankers Inc. to TOP Ships Inc.

1.2	Administration

(a) Administration by Board of Directors.   The Plan shall be administered by the Company’s Board of Directors (the “Board”), or such committee of the Board as may be designated by the Board to administer the Plan (the “Administrator”); provided that (i) in the event the Company is subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), the Administrator shall be composed of two or more directors, each of whom is a “Non-Employee Director” (a “Non Employee-Director”) under Rule 16b-3 (as promulgated and interpreted by the Securities and Exchange Commission (the “SEC”) under the 1934 Act, or any successor rule or regulation thereto as in effect from time to time), and (ii) the Administrator shall be composed solely of two or more directors who are “independent directors” under the rules of any stock exchange on which the Company’s Common Stock (as defined below) is traded; provided further, however, that, (A) the requirement in the preceding clause (i) shall apply only when required to exempt an award intended to qualify for an exemption under the applicable provisions referenced therein, (B) the requirement in the preceding clause (ii) shall apply only when required pursuant to the applicable rules of the applicable stock exchange and (C) if at any time the Administrator is not so composed as required by the preceding provisions of this sentence, that fact will not invalidate any grant made, or action taken, by the Administrator hereunder that otherwise satisfies the terms of the Plan.  The Administrator shall have the full power and authority to (1) designate the persons to receive awards under the Plan, (2) determine the types of awards granted to a participant under the Plan, (3) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated with respect to, awards, (4) determine the terms and conditions of any awards, (5) determine whether, and to what extent, and under what circumstances, awards may be settled or exercised in cash, shares, other securities, other awards or other property, or cancelled, forfeited or suspended, and the methods by which awards may be settled, exercised, cancelled, forfeited or suspended, (6) determine whether, to what extent, and under what circumstances cash, shares, other securities, other awards, other property and other amounts payable with respect to an award shall be deferred, either automatically or at the election of the holder thereof or the Administrator, (7) exercise all of the powers granted to it under the Plan, (8) construe, interpret and implement the Plan and any Award Agreement, (9) prescribe, amend, rescind or waive rules and regulations relating to the Plan, including rules governing its operation, (10) make all determinations necessary or advisable in administering the Plan, (11) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award Agreement, and (12) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all persons.

(b) General Right of Delegation.   Except to the extent prohibited by applicable law, the applicable rules of a stock exchange, or any charter, by-laws or other agreement governing the Administrator, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities to any person or persons selected by it, and may revoke any such allocation or delegation at any time.

(c) Indemnification.   No member of the Board, the Administrator or any employee of the Company or any of its Affiliates (each such Person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder.  Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Second Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(d) Delegation of Authority to Senior Officers.   The Administrator may, in accordance with the terms of Section 1.2(b), delegate, on such terms and conditions as it determines, to one or more senior officers of the Company the authority to make grants of awards to employees (other than officers) of the Company and its Subsidiaries (including any such prospective employee) and consultants of the Company and its Subsidiaries; provided, however, that in no event shall any such officer be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the 1934 Act, or (ii) officers of the Company (or directors of the Company) to whom authority to grant or amend awards has been delegated hereunder.

(e) Awards to Non-Employee Directors.   Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant awards to Non-Employee Directors or administer the Plan with respect to such awards.  In any such case, the Board shall have all the authority and responsibility granted to the Administrator herein.

1.3	Persons Eligible for Awards

The persons eligible to receive awards under the Plan are those officers, directors, and employees (including any prospective officer or employee) of the Company and its Subsidiaries and Affiliates and consultants and service providers (including individuals who are employed by or provide services to any entity that is itself such a consultant or service provider) to the Company and its Subsidiaries and Affiliates (collectively, “key persons”) as the Administrator in its sole discretion shall select

1.4	Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) stock options, (b) stock appreciation rights, (c) dividend equivalent rights, (d) restricted stock, (e) unrestricted stock, (f) restricted stock units, and (g) performance shares, all as more fully set forth in Article II.  The term “award” means any of the foregoing.

1.5	Shares Available for Awards

(a) Aggregate Number Available; Certificate Legends.   Subject to the provisions of Section 1.5(b), the total number of shares of common stock of the Company (“Common Stock”) with respect to which awards may be granted pursuant to the Plan is 12,000,000 shares.  Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company's treasury or Common Stock acquired by the Company for the purposes of the Plan.  The Administrator may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(b) Adjustment Upon Changes in Common Stock.   Upon certain changes in Common Stock, the number of shares of Common Stock available for issuance with respect to awards that may be granted under the Plan pursuant to Section 1.5(a), shall be adjusted pursuant to Section 3.7(a).

(c) Certain Shares to Become Available Again.   The following shares of Common Stock shall again become available for awards under the Plan: any shares that are subject to an award under the Plan and that remain unissued upon the cancellation or termination of such award for any reason whatsoever; any shares of restricted stock forfeited pursuant to Section 2.7(e), provided that any dividends with respect to such shares that have not theretofore been directly remitted to the grantee are also forfeited; and any shares in respect of which an award is settled for cash.  Any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall again become available to be delivered pursuant to awards under the Plan.

1.6	Definitions of Certain Terms

(a) The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on the New York Stock Exchange as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day.  If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day.  Notwithstanding the foregoing, if deemed necessary or appropriate by the Administrator, the Fair Market Value of a share of Common Stock on any day shall be determined by such methods and procedures as shall be established from time to time by the Administrator.  In no event shall the Fair Market Value of any share of Common Stock be less than its par value.  The “Fair Market Value” of any property other than Common Stock shall be the fair market value of such property determined by such methods and procedures as shall be established from time to time by the Administrator.

(b) The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code as now constituted or subsequently amended, or pursuant to a successor provision of the Code.

(c) Unless otherwise set forth in an Award Agreement, the term “cause” in connection with a termination of employment by reason of a dismissal for cause shall mean:

(i) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee, on the one hand, and the Company or any of its Affiliates (as applicable), on the other hand, which agreement contains a definition of “cause” (or similar phrase), cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and otherwise,

(ii) the grantee's termination of employment by the Company or any of its Affiliates on account of any one or more of the following:

(A) any failure by the grantee substantially to perform the grantee's employment duties;

(B) any excessive unauthorized absenteeism by the grantee;

(C) any refusal by the grantee to obey the lawful orders of the Board or any other person to whom the grantee reports;

(D) any act or omission by the grantee that is or may be injurious to the Company, monetarily or otherwise;

(E) any act by the grantee that is inconsistent with the best interests of the Company;

(F) the grantee's material violation of any of the Company's policies, including, without limitation, those policies relating to discrimination or sexual harassment;

(G) the grantee's unauthorized (a) removal from the premises of the Company or any of its Affiliates of any document (in any medium or form) relating to the Company or any of its Affiliates or the customers or clients of the Company or any of its Affiliates or (b) disclosure to any person or entity of any of the Company's, or any of its Affiliates' confidential or proprietary information;

(H) the grantee's commission of any felony, or any other crime involving moral turpitude; and

(I) the grantee's commission of any act involving dishonesty or fraud.

Any rights the Company or any of its Affiliates may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company or its Affiliates may have under any other agreement with a grantee or at law or in equity.  Any determination of whether a grantee's employment is (or is deemed to have been) terminated for cause shall be made by the Administrator.  If, subsequent to a grantee's voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee's employment could have been terminated for cause, the Administrator may deem such grantee's employment to have been terminated for cause upon such discovery and determination by the Administrator.

(d) “Common Stock Offering” shall mean the sale of the Company’s Common Stock in a firmly underwritten public offering.

(e) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(f) “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price thereof and causes a change in the per share value of the shares underlying outstanding awards.

(g) The term “person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(h) “Repricing” shall mean (i) lowering the exercise price of an option or a stock appreciation right after it has been granted, (ii) cancellation of an option or a stock appreciation right in exchange for cash or another award when the exercise price exceeds the Fair Market Value of the underlying shares subject to the award and (iii) any other action with respect to an option or a stock appreciation right that is treated as a repricing under (A) generally accepted accounting principles or (B) any applicable stock exchange rules.

(i) References herein to a “termination of employment” or other term of similar effect shall include a dismissal from the Board or termination of consultancy/service relationship with the Company and its Affiliates, as applicable.

ARTICLE II
Awards Under The Plan

2.1	Agreements Evidencing Awards

Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written certificate (“Award Agreement”) which shall contain such provisions as the Administrator may, in its sole discretion, deem necessary or desirable.  By executing an Award Agreement pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	Grant of Stock Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights

(a) Stock Option Grants.   The Administrator may grant stock options (“options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, in its sole discretion, subject to the provisions of the Plan.  No option granted under the Plan shall be an incentive stock option and all options granted under the plan shall be “non-qualified stock options” for purposes of the Code. The Administrator shall not grant an award in the form of options to an individual who is then subject to the requirements of Section 409A of the Code with respect to such award if the Common Stock underlying such award does not then qualify as “service recipient stock” for purposes of Section 409A.  Options granted to individuals who are subject to Sections 409A and/or 457 of the Code shall be structured so as to comply with the requirements of Sections 409A and/or 457 of the Code, as applicable.

(b) Stock Appreciation Right Grants; Types of Stock Appreciation Rights.   The Administrator may grant stock appreciation rights to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, in its sole discretion, subject to the provisions of the Plan.  The terms of a stock appreciation right may provide that it shall be automatically exercised for a cash payment upon the happening of a specified event that is outside the control of the grantee, and that it shall not be otherwise exercisable.  Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan.  A stock appreciation right granted in connection with an option may be granted at or after the time of grant of such option.  The Administrator shall not grant an award in the form of stock appreciation rights to any key person (i) who is then subject to the requirements of Section 409A of the Code with respect to such award if the Common Stock underlying such award does not then qualify as “service recipient stock” for purposes of Section 409A or (ii) if such award would create adverse tax consequences for such key person under Section 457A of the Code.

(c) Nature of Stock Appreciation Rights.   The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised.  Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or any combination of both, all as the Administrator shall determine in its sole discretion.  Repricing of stock appreciation rights granted under the Plan shall not be permitted (1) to the extent such action could cause adverse tax consequences to the grantee under Sections 409A or 457A of the Code or (2) without prior shareholder approval, to the extent such approval would be required to be obtained by the Company pursuant to the rules of any applicable stock exchange on which the Common Stock is then listed, and any action that would be deemed to result in a Repricing of a stock appreciation right shall be deemed null and void if it would cause such adverse tax consequences or if any requisite shareholder approval related thereto is not obtained prior to the effective time of such action.  Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised.  Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised.  Stock appreciation rights granted to individuals who are subject to Sections 409A and/or 457 of the Code shall be structured so as to comply with the requirements of Sections 409A and/or 457 of the Code, as applicable.

(d) Option Exercise Price.   Each Award Agreement with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby.  The option exercise price per share shall be determined by the Administrator in its sole discretion; provided, however, that the option exercise price of an option granted to any individual who is then subject to Section 409A of the Code with respect to such award shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.  Notwithstanding the foregoing, with respect to any options granted within 30 days of a Common Stock Offering, the option exercise price will be the average of the Fair Market Value of a share of Common Stock over the 30 day period following the closing of the Common Stock Offering.  Repricing of options granted under the Plan shall not be permitted (1) to the extent such action could cause adverse tax consequences to the grantee under Sections 409A or 457A of the Code or (2) without prior shareholder approval, to the extent such approval would be required to be obtained by the Company pursuant to the rules of any applicable stock exchange on which the Common Stock is then listed, and any action that would be deemed to result in a Repricing of an option shall be deemed null and void if it would cause such adverse tax consequences or if any requisite shareholder approval related thereto is not obtained prior to the effective time of such action.

(e) Exercise Period.   Each Award Agreement with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part.  Such periods shall be determined by the Administrator in its sole discretion; provided, however, that no option or a stock appreciation right shall be exercisable more than 10 years after the date of grant.

(f) Reload Options.   The Administrator may, in its sole discretion, include in any Award Agreement with respect to an option (the “original option”) a provision that an additional option (the “reload option”) shall be granted to any grantee who, pursuant to Section 2.3(c)(ii), delivers shares of Common Stock in partial or full payment of the exercise price of the original option.  The reload option shall be for a number of shares of Common Stock equal to the number thus delivered, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and shall have an expiration date no later than the expiration date of the original option.  In the event that an Award Agreement provides for the grant of a reload option, such Agreement shall also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.3(c)(ii) in payment of such exercise price shall have been held for at least six months.

(g) Dividend Equivalent Rights.   The Administrator may, in its sole discretion, include in any Award Agreement with respect to an option, stock appreciation right or performance shares, a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding.  In the event such a provision is included in a Award Agreement, the Administrator shall determine whether such payments shall be made in cash or in shares of Common Stock, whether they shall be conditioned upon the exercise of the award to which they relate, the time or times at which they shall be made, and such other vesting and forfeiture provisions and other terms and conditions as the Administrator shall deem appropriate.  Dividend equivalent rights granted to individuals who are subject to Sections 409A and/or 457 of the Code shall be structured so as to comply with the requirements of Sections 409A and/or 457 of the Code, as applicable.

(h) Restricted Stock Units.   The Administrator may, in its sole discretion, grant restricted stock units to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall determine, in its sole discretion, subject to the provisions of the Plan.  A restricted stock unit granted under the Plan shall confer upon the grantee a right to receive from the Company, upon the occurrence of an event specified in the Award Agreement, such grantee’s vested restricted stock units multiplied by the Fair Market Value of a share of Common Stock.  Restricted stock units may be granted in connection with all or any part of, or independently of, any award granted under the Plan.  A restricted stock unit granted in connection with another award may be granted at or after the time of grant of such award.  Restricted stock units granted to individuals who are subject to Sections 409A and/or 457 of the Code shall be structured so as to comply with the requirements of Sections 409A and/or 457 of the Code, as applicable.

2.3	Exercise of Options, Stock Appreciation Rights and Restricted Stock Units

Subject to the other provisions of this Article II and this Plan, each option, stock appreciation right and restricted stock unit granted under the Plan shall be exercisable as follows:

(a) Timing and Extent of Exercise.   Options, stock appreciation rights and restricted stock units shall be exercisable at such times and under such conditions as set forth in the corresponding Award Agreement, but in no event shall any such award be exercisable subsequent to the tenth anniversary of the date on which such award was granted.  Unless the applicable Award Agreement otherwise provides, an option, stock appreciation right or restricted stock unit may be exercised from time to time as to all or part of the shares or units as to which such award is then exercisable.  A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.

(b) Notice of Exercise.   An option, stock appreciation right or restricted stock unit shall be exercised by the filing of a written notice with the Company or the Company's designated exchange agent (the “exchange agent”), on such form and in such manner as the Administrator shall in its sole discretion prescribe.

(c) Payment of Exercise Price.   Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased.  Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full option exercise price; or (ii) with the consent of the Administrator, which consent shall be given or withheld in the sole discretion of the Administrator, by delivery of shares of Common Stock having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for any remaining portion of the full option exercise price; or (iii) at the sole discretion of the Administrator and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Administrator may from time to time prescribe (whether directly or indirectly through the exchange agent), or by an combination of the foregoing payment methods.

(d) Delivery of Certificates Upon Exercise.   Subject to the provisions of Sections 2.3(e) and 3.6, promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company or its exchange agent shall, subject to the provisions of Section 3.2, (i) deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised or, in the case of stock appreciation rights, for which payment will be made in shares or (ii) establish an account evidencing ownership of the stock in uncertificated form.  If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company or its exchange agent, as the case may be, to deliver the stock certificate(s) to the optionee's stockbroker.

(e) Investment Purpose and Legal Requirements.   Notwithstanding the foregoing, at the time of the exercise of any award, the Company may, if it shall deem it necessary or advisable for any reason, require the holder of such award (i) to represent in writing to the Company that it is the grantee's then intention to acquire the shares to be received in connection therewith for investment and not with a view to the distribution thereof, or (ii) to postpone the date of exercise until such time as the Company has available for delivery to the grantee a prospectus meeting the requirements of all applicable securities laws; and no shares shall be issued or transferred upon the exercise of any award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Company.  The Company shall have the right to condition any issuance of shares to any grantee hereunder on such grantee's undertaking in writing to comply with such restrictions on the subsequent transfer of such shares as the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may contain a legend to reflect any such restrictions.

(f) No Stockholder Rights.   No grantee of an option, stock appreciation right or restricted stock unit (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares.  Except as otherwise provided in Section 1.5(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4	Compensation in Lieu of Exercise of an Option

Upon written application of the grantee of an option, the Administrator may in its sole discretion determine to substitute, for the exercise of such option, compensation to the grantee not in excess of the difference between the option exercise price and the Fair Market Value of the shares covered by such written application on the date of such application.  Such compensation may be in cash, in shares of Common Stock, or both, and the payment thereof may be subject to conditions, all as the Administrator shall determine in its sole discretion.  In the event compensation is substituted pursuant to this Section 2.4 for the exercise, in whole or in part, of an option, the number of shares subject to the option shall be reduced by the number of shares for which such compensation is substituted.

2.5	Termination of Employment; Death Subsequent to a Termination of Employment

(a) General Rule.   Except to the extent otherwise provided in paragraphs (b), (c), (d), (e) or (f) of this Section 2.5 or Section 3.8(b)(iii), a grantee who incurs a termination of employment may exercise any outstanding option, stock appreciation right or restricted stock unit on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur within three months after termination of employment but in no event after the original expiration date of the award.

(b) Dismissal for Cause; Resignation.  If a grantee incurs a termination of employment as a result of a dismissal for cause or resignation without the prior consent of the Company or its Affiliate, as applicable, all options, stock appreciation rights and restricted stock units not theretofore exercised shall terminate upon the grantee's termination of employment.

(c) Retirement.   If a grantee incurs a termination of employment as the result of his retirement, then any outstanding option, stock appreciation right or restricted stock unit shall be exercisable pursuant to its terms.  For this purpose “retirement” shall mean a grantee's termination of employment, under circumstances other than those described in paragraph (b) above, on or after: (x) his 65th birthday, (y) the date on which he has attained age 60 and completed at least five years of service with the Company or its Affiliates (using any method of calculation the Administrator deems appropriate) or (z) if approved by the Administrator, on or after he has completed at least 20 years of service with the Company or its Affiliates (using any method of calculation the Administrator deems appropriate).

(d) Disability.   If a grantee incurs a termination of employment by reason of a disability (as defined below), then any outstanding option, stock appreciation right or restricted stock unit shall be exercisable pursuant to its terms.  For this purpose “disability” shall mean, except in connection any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company or its Affiliate, as applicable, or, if there is no such plan, a physical or mental condition that prevents the grantee from performing the essential functions of the grantee's position (with or without reasonable accommodation) for a period of six consecutive months.  The existence of a disability shall be determined by the Administrator in its sole and absolute discretion.

(e) Death.

(i) Termination of Employment as a Result of Grantee's Death.   If a grantee incurs a termination of employment as the result of his death, then any outstanding option, stock appreciation right or restricted stock unit shall be exercisable pursuant to its terms.

(ii) Restrictions on Exercise Following Death.   Any such exercise of an award following a grantee's death shall be made only by the grantee's executor or administrator or other duly appointed representative reasonably acceptable to the Administrator, unless the grantee's will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition.  If a grantee's personal representative or the recipient of a specific disposition under the grantee's will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the grantee.

(f) Administrator Discretion.   The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.5.

2.6	Transferability of Options, Stock Appreciation Rights and Restricted Stock Units

Except as otherwise provided in an applicable Award Agreement evidencing an option, stock appreciation right or restricted stock unit, during the lifetime of a grantee, each such award granted to a grantee shall be exercisable only by the grantee and no such award shall be assignable or transferable other than by will or by the laws of descent and distribution.  The Administrator may, in any applicable Award Agreement evidencing an option, stock appreciation right or restricted stock unit, permit a grantee to transfer all or some of the options, stock appreciation rights or restricted stock unit to (A) the grantee's spouse, children or grandchildren (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Administrator in its sole and absolute discretion.  Following any such transfer, any transferred options, stock appreciation rights or restricted stock units shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.7	Grant of Restricted Stock

(a) Restricted Stock Grants.   The Administrator may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Administrator shall determine in its sole discretion, subject to the provisions of the Plan.  Restricted stock awards may be made independently of or in connection with any other award under the Plan.  A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Administrator shall specify by accepting delivery of a restricted stock Award Agreement in such form as the Administrator shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company its exchange agent by certified or official bank check (or the equivalent thereof acceptable to the Administrator) in an amount at least equal to the par value of the shares covered by the award (which payment may be waived at the time of grant of the restricted stock award to the extent the restricted shares granted hereunder are otherwise deemed to be fully paid and non-assessable).

(b) Issuance of Stock Certificate(s).   Promptly after a grantee accepts a restricted stock award in accordance with Section 2.7(a), the Company or its exchange agent shall issue to the grantee a stock certificate or stock certificates for the shares of Common Stock covered by the award or shall establish an account evidencing ownership of the stock in uncertificated form.  Upon the issuance of such stock certificate(s), or establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in the Plan (including paragraphs (d) and (e) of this Section 2.7); (ii) in the Administrator's sole discretion, a requirement, as set forth in the Award Agreement, that any dividends paid on such shares shall be held in escrow and, unless otherwise determined by the Administrator, shall remain forfeitable until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Award Agreement.

(c) Custody of Stock Certificate(s).   Unless the Administrator shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.  The Administrator may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability.

(d) Nontransferability.   Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the lapsing of all restrictions thereon, except as otherwise specifically provided in this Plan or the applicable Award Agreement.  The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse.

(e) Consequence of Termination of Employment.   Unless otherwise set forth in the applicable Award Agreement, (i) a grantee's termination of employment for any reason other than death or disability (as defined in Section 2.5(d)) shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment and (ii) if a grantee incurs a termination of employment as the result of his or her death or disability, all shares of restricted stock that have not yet vested as of the date of such termination shall immediately vest as of such date.  Unless otherwise determined by the Administrator, all dividends paid on shares forfeited under this Section 2.7(e) that have not theretofore been directly remitted to the grantee shall also be forfeited, whether by termination of any escrow arrangement under which such dividends are held or otherwise.  The Administrator may, in writing, waive or modify the application of the foregoing provisions of this Section 2.7(e).

2.8	Grant of Unrestricted Stock

The Administrator may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Plan, to such key persons and in such amounts and subject to such forfeiture provisions as the Administrator shall determine in its sole discretion.  Shares may be thus granted or sold in respect of past services or other valid consideration.

2.9	Grant of Performance Shares

(a) Performance Share Grants.   The Administrator may grant performance share awards to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Administrator shall in its sole discretion determine, subject to the provisions of the Plan.  Such an award shall entitle the grantee to acquire shares of Common Stock, or to be paid the value thereof in cash, as the Administrator shall determine, if specified performance goals are met.  Performance shares may be awarded independently of, or in connection with, any other award under the Plan.  A grantee shall have no rights with respect to a performance share award unless such grantee accepts the award by accepting delivery of a Award Agreement at such time and in such form as the Administrator shall determine.  Performance share awards granted to individuals who are subject to Sections 409A and/or 457 of the Code shall be structured so as to comply with the requirements of Sections 409A and/or 457 of the Code, as applicable.

(b) Stockholder Rights.   The grantee of a performance share award will have the rights of a stockholder only as to shares for which a stock certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.

(c) Consequence of Termination of Employment.   Except as may otherwise be provided by the Administrator in writing, the rights of a grantee of a performance share award shall automatically terminate upon the grantee's termination of employment by the Company and its subsidiaries for any reason (including death).

(d) Exercise Procedures; Automatic Exercise.   At the discretion of the Administrator, the applicable Award Agreement may set out the procedures to be followed in exercising a performance share award or it may provide that such exercise shall be made automatically after satisfaction of the applicable performance goals.

(e) Tandem Grants; Effect on Exercise.   Except as otherwise specified by the Administrator, (i) a performance share award granted in tandem with an option may be exercised only while the option is exercisable, (ii) the exercise of a performance share award granted in tandem with any other award shall reduce the number of shares subject to such other award in the manner specified in the applicable Award Agreement, and (iii) the exercise of any award granted in tandem with a performance share award shall reduce the number of shares subject to the latter in the manner specified in the applicable Award Agreement.

(f) Nontransferability.   Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Award Agreement.  The Administrator at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the performance shares shall lapse.

ARTICLE III
Miscellaneous

3.1	Amendment of the Plan; Modification of Awards

(a) Amendment of the Plan.   The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award).  For purposes of this Section 3.1, any action of the Board or the Administrator that in any way alters or affects the tax treatment of any award shall not be considered to materially impair any rights of any grantee.

(b) Stockholder Approval Requirement.   If required by applicable rules or regulations of a national securities exchange or the SEC, the Company shall obtain stockholder approval  with respect to any amendment to the Plan that (i) materially increases the aggregate number of shares that may be issued pursuant to the Plan (except as permitted pursuant to Section 1.5(b) or 3.7(a), (ii) materially expands the class of persons eligible to receive awards under the Plan, (iii) materially increases the benefits under the Plan to participants, including any material change to (A) permit, or that has the effect of, a “re-pricing” of any outstanding award, (B) reduce the price at which shares of options to purchase shares may be offered or (C) extends the duration of the Plan, or (iv) expands the types of Awards available under the Plan.

(c) Modification of Awards.   The Administrator may cancel any award under the Plan.  The Administrator also may amend any outstanding Award Agreement, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Award Agreement; or (iii) waive or amend the operation of Section 2.5 or 2.7(e) with respect to the termination of the award upon termination of employment, provided, however, that no such amendment shall be made without shareholder approval if such approval is necessary to comply with an tax or regulatory requirement applicable to the award.  However, any such cancellation or amendment (other than an amendment pursuant to Sections 3.7, 3.8(b) or 3.16) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award).  In making any modification to an award (e.g., an amendment resulting in a direct or indirect reduction in the option exercise price or a waiver or modification under Section 2.5(f) or 2.7(e)), the Administrator may consider the implications, if any, under Sections 409A and 457A of the Code of such modification.

3.2	Consent Requirement

(a) No Plan Action Without Required Consent.   If the Administrator shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Administrator.

(b) Consent Defined.   The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Administrator shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3	Nonassignability

Except as provided in Sections 2.5(e), 2.6, 2.7(d) and 2.9(f): (a) no award or right granted to any person under the Plan or under any Award Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any Award Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative or the grantee’s permissible successors or assigns (as authorized and determined by the Administrator).  All terms and conditions of the Plan and the applicable Award Agreements will be binding upon any permitted successors or assigns.

3.4	Requirement of Notification of Election Under Section 83(b) of the Code

If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

3.5	Intentionally Omitted

3.6	Withholding Taxes

(a) Withholding.   A grantee or other holder of an award granted under the Plan shall be required to pay, in cash, to the Company, and the Company and its Affiliates shall have the right and are hereby authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to such grantee or such other award holder, the amount of any applicable withholding taxes in respect of an award, its grant, its exercise, its vesting, or any payment or transfer under an award or under the Plan, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for payment of such taxes.  Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, with the approval of the Administrator, which the Administrator shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of minimum tax required to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash.  Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award as may be approved by the Administrator in its sole discretion.

(b) Liability for Taxes.   Grantees and holders of awards are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with awards (including, without limitation, any taxes arising under Sections 409A and 457A of the Code) and the Company shall not have any obligation to indemnify or otherwise hold any such person harmless from any or all of such taxes.  The Administrator shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or, notwithstanding anything to the contrary in the Plan or any Award Agreement, to unilaterally modify any award in a manner that (i) conforms with the requirements of Sections 409A and 457A of the Code (to the extent applicable), (ii) voids any participant election to the extent it would violate Sections 409A or 457A of the Code (to the extent applicable) and (iii) for any distribution event or election that could be expected to violate Section 409A or 457A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code or a distribution event that the participant elects in accordance with Section 409A of the Code.  The Administrator shall have the sole discretion to interpret the requirements of the Code, including, without limitation, Sections 409A and 457A, for purposes of the Plan and all awards.

3.7	Adjustment Upon Changes in Common Stock

(a) Shares Available for Grants.   In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, or other Equity Restructuring, the maximum number of shares of Common Stock with respect to which the Administrator may grant awards under Article II hereof, as described in Section 1.5(a), shall be appropriately adjusted by the Administrator.  In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Administrator may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which awards may be granted under Article II hereof, in each case as the Administrator may deem appropriate.

(b) Outstanding Restricted Stock and Performance Shares.   Unless the Administrator in its sole and absolute discretion otherwise determines, any securities or other property (other than ordinary dividends paid in cash) received by a grantee with respect to a share of restricted stock, the issue date with respect to which occurs prior to such event, but which has not vested as of the date of such event, as a result of any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of restricted stock vests, and shall be promptly deposited with the Company or other custodian designated pursuant to Section 2.7(c) hereof.

Subject to paragraph (c) below, the Administrator may, in its absolute discretion, adjust any grant of shares of restricted stock, the issue date with respect to which has not occurred as of the date of the occurrence of any of the following events, or any grant of performance shares, to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Administrator may deem appropriate to prevent the enlargement or dilution of rights of grantees.

(c) Increase or Decrease in Issued Shares Without Consideration.   Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, or any other Equity Restructuring, the Administrator shall proportionally adjust the number of shares of Common Stock subject to each outstanding option and stock appreciation right, and the exercise price-per-share of Common Stock of each such option and stock appreciation right, and the number of any related dividend equivalent rights, and any then-outstanding awards of restricted stock, restricted stock units and performance shares to prevent the enlargement or dilution of rights of grantees.

(d) Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights--Certain Mergers.   Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each option, stock appreciation right and dividend equivalent right outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option, stock appreciation right, restricted stock unit or dividend equivalent right would have received in such merger or consolidation.

(e) Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights--Certain Other Transactions.   In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company's assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Administrator shall, in its absolute discretion, have the power to:

(A) cancel, effective immediately prior to the occurrence of such event, each option, stock appreciation right and restricted stock unit (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option, stock appreciation right or restricted stock unit was granted an amount in cash, for each share of Common Stock subject to such option, stock appreciation right or restricted stock unit, respectively, equal to the excess of (x) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option, stock appreciation right or restricted stock unit; or

(B) provide for the exchange of each option, stock appreciation right and restricted stock unit (including any related dividend equivalent right) outstanding immediately prior to such event (whether or not then exercisable) for an option on, stock appreciation right, restricted stock unit and dividend equivalent right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such option, stock appreciation right or restricted stock unit would have received and, incident thereto, make an equitable adjustment as determined by the Administrator in its absolute discretion in the exercise price of the option, stock appreciation right or restricted stock unit, or the number of shares or amount of property subject to the option, stock appreciation right, restricted stock unit or dividend equivalent right or, if appropriate, provide for a cash payment to the grantee to whom such option, stock appreciation right or restricted stock unit was granted in partial consideration for the exchange of the option, stock appreciation right or restricted stock unit.

(f) Outstanding Options, Stock Appreciation Rights, Restricted Stock Units and Dividend Equivalent Rights--Other Changes.   In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 3.7(c), (d) or (e) hereof, the Administrator may, in its absolute discretion, make such adjustments in the number and class of shares subject to options, stock appreciation rights, restricted stock units and dividend equivalent rights outstanding on the date on which such change occurs and in the per-share exercise price of each such option, stock appreciation right and restricted stock unit as the Administrator may consider appropriate to prevent dilution or enlargement of rights.  In addition, if and to the extent the Administrator determines it is appropriate, the Administrator may elect to cancel each option, stock appreciation right and restricted stock unit (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option, stock appreciation right or restricted stock unit was granted an amount in cash, for each share of Common Stock subject to such option, stock appreciation right or restricted stock unit, respectively, equal to the excess of (i) the Fair Market Value of Common Stock on the date of such cancellation over (ii) the exercise price of such option, stock appreciation right or restricted stock unit.

(g) No Other Rights.   Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation.  Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any option or stock appreciation right.

3.8	Change in Control

(a)  Change in Control Defined.   Unless the Administrator provides otherwise in an Award Agreement, for purposes of this Plan “Change in Control” shall mean the occurrence of any of the following:

(i) any person or “group” (within the meaning of Section 13(d)(3) of the 1934 Act), other than entities which the Chairman of the Board directly or indirectly controls (as defined in Rule 12b-2 under the 1934 Act), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of the capital stock ordinarily entitled to elect directors of the Company;

(ii) the sale of all or substantially all of the Company's assets in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company or to an entity which the Chairman directly or indirectly controls; or

(iii) any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity.

Notwithstanding the foregoing, for each award subject to Section 409A of the Code, a Change in Control shall be deemed to occur under this Plan with respect to such award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code, provided that such limitation shall apply to such award only to the extent necessary to avoid adverse tax effects under Section 409A of the Code.

(b) Effect of a Change in Control.   Unless the Administrator provides otherwise in an Award Agreement, upon the occurrence of a Change in Control:

(i) notwithstanding any other provision of this Plan, any award then outstanding shall become fully vested and any award in the form of an option, stock appreciation right or restricted stock unit shall be immediately exercisable;

(ii) to the extent permitted by law and not otherwise limited by the terms of the Plan, the Administrator may, in its sole discretion, amend any Award Agreement in such manner as it deems appropriate;

(iii) a grantee who incurs a termination of employment for any reason, other than a dismissal for cause, concurrent with or within one year following the Change in Control may exercise any outstanding option, stock appreciation right or restricted stock unit, but only to the extent that the grantee was entitled to exercise the award on his termination of employment date, until the earlier of (A) the original expiration date of the award and (B) the later of (x) the date provided for under the terms of Section 2.5 without reference to this Section 3.8(b)(iii) and (y) the first anniversary of the grantee's termination of employment.

(c) Miscellaneous.   Whenever deemed appropriate by the Administrator, any action referred to in paragraph (b)(ii) of this Section 3.8 may be made conditional upon the consummation of the applicable Change in Control transaction.  For purposes of the Plan and any Award Agreement granted hereunder, the term “Company” shall include any successor to TOP Ships Inc.

3.9	Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continue his employment with the Company or any of its Affiliates or affect any right that the Company and its Affiliates may have to terminate such employment.

3.10	Non-Uniform Determinations

The Administrator's determinations and the treatment of key persons and grantees and their beneficiaries/transferees under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive awards under the Plan, and (b) the terms and provisions of awards under the Plan.

3.11	Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12	Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

3.13	Effective Date and Term of Plan

(a) Adoption.  The Plan was originally adopted by the Board on April 20, 2005.

(b) Termination of Plan.  The Board may terminate the Plan at any time.  All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.  No awards may be granted under the Plan following the tenth anniversary of the date on which the Plan was originally adopted by the Board.

3.14	Restriction on Issuance of Stock Pursuant to Awards

The Company shall not permit any shares of Common Stock to be issued pursuant to Awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable under applicable law.

3.15	Governing Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

3.16	Sections 409A and 457A

To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Sections 409A and 457A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, in the event that the Administrator determines that any award may be subject to Section 409A or 457A of the Code, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Plan and award from Sections 409A and 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (ii) comply with the requirements of Sections 409A and 457A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Sections 409A and 457A of the Code.

3.17	Operation and Conduct of Business

Nothing in the Plan or any Award Agreement shall be construed as limiting or preventing the Company or any of its Affiliates from taking any action with respect to the operation and conduct of their business that they deem appropriate or in their best interests, including any or all adjustments, recapitalizations, reorganizations, exchanges or other changes in the capital structure of the Company or any of its Affiliates, any merger or consolidation of the Company or any of its Affiliates, any issuance of Company shares or other securities or subscription rights, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or other securities or rights thereof, any dissolution or liquidation of the Company or any of its Affiliates, any sale or transfer of all or any part of the assets or business of the Company or any of its Affiliates, or any other corporate act or proceeding, whether of a similar character or otherwise.

3.18	Severability

If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, Person or award and the remainder of the Plan and any such award shall remain in full force and effect.

SK 23116 0001 1054481 v5